As filed with the Securities and Exchange Commission on January 19, 2021

Registration No. 333-250036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PANACEA ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	98-0862255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

357 Tehama Street, Floor 3

San Francisco, CA 94103

Telephone: (415) 966-0807

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oleg Nodelman

c/o Panacea Acquisition Corp.

357 Tehama Street, Floor 3

San Francisco, CA 94103

Telephone: (415) 966-0807

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel Michael Mies Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave. 14th Floor Palo Alto, CA 94301 (650) 470-4500	Kenneth L. Guernsey John T. McKenna Rama Padmanabhan Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (3)	Amount of registration fee(4)
Panacea Class A common stock, par value $0.0001 per share	102,236,676(1)(3)	N/A	$70,360,348(4)	$7,676(6)
Panacea Class B common stock, par value $0.0001 per share	57,819,014(2)(3)	N/A	$39,791,649(5)	$4,341(6)
Panacea Class A common stock, par value $0.0001 per share	57,819,014(7)(3)	—	—	— (8)
Total	—	—	$110,151,997	$12,017(9)

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Panacea Class A common stock”), of the registrant, Panacea Acquisition Corp. (“Panacea”), estimated to be issued, or issuable, by Panacea upon the consummation of the merger described herein (the “merger”). This number is based on the product of (i) 520,023,784, which is the sum of (A) 118,869,102, the aggregate number of shares of Class A common stock, par value $0.0001 per share (“Nuvation Bio Class A common stock”), of Nuvation Bio Inc. (“Nuvation Bio”) expected to be issued prior to the merger (including pursuant to a planned recapitalization of Nuvation Bio prior to the consummation of the merger), (B) 53,731,565, the maximum aggregate number of shares of Nuvation Bio Class A common stock that may become issuable under options or other equity-based awards that are to be assumed by Panacea upon consummation of the merger), and (C) 347,423,117, the aggregate number of shares of Series A preferred stock, par value $0.0001 per share, of Nuvation Bio (“Nuvation Bio Series A preferred stock”) expected to be issued prior to the merger (including pursuant to a planned recapitalization of Nuvation Bio prior to the consummation of the merger) and (ii) an exchange ratio of approximately 0.1966 shares of Panacea Class A common stock for each share of Nuvation Bio Class A common stock or Nuvation Bio Series A preferred stock.

(2)

Based on the maximum number of shares of Class B common stock, par value $0.0001 per share (“Panacea Class B common stock”), of Panacea estimated to be issued, or issuable, by Panacea upon consummation of the merger. This number is based on the product of (i) 294,094,678, the aggregate number of shares of Class B common stock, par value $0.0001 per share (“Nuvation Bio Class B common stock”), of Nuvation Bio expected to be issued prior to the merger (including pursuant to a planned recapitalization of Nuvation Bio prior to the consummation of the merger and any shares issuable under options or other equity-based awards that are to be assumed by Panacea upon consummation of the merger) and (ii) an exchange ratio of approximately 0.1966 shares of Panacea Class B common stock for each share of Nuvation Bio Class B common stock.

(3)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)

Pursuant to Rule 457(f)(2) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $70,360,348, calculated as the product of (i) 520,023,784 shares of Nuvation Bio Class A common stock, the sum of (A) the aggregate number of shares of Nuvation Bio Class A common stock expected to be issued prior to the merger (including pursuant to a planned recapitalization of Nuvation Bio prior to the consummation of the merger and shares issuable under options or other equity-based awards that are to be assumed by Panacea upon consummation of the merger), and (B) the aggregate number of shares of Nuvation Bio Series A preferred stock, expected to be issued prior to the merger and (ii) the aggregate book value per share of Nuvation Bio common stock (the “aggregate book value per share”) as of June 30, 2020, the latest practicable date prior to the date of filing this proxy statement/prospectus. For purposes of calculating the registration fee, Nuvation Bio’s aggregate book value is deemed to be the sum of the aggregate book value of Nuvation Bio Series A preferred stock and Nuvation Bio’s total stockholders’ deficit, and the Nuvation Bio Class A common stock, Class B common stock and Series A preferred stock are treated as having the same aggregate book value per share as the Nuvation Bio common stock, as shares of Class B common stock and Series A preferred stock are convertible into shares of Class A common stock and all shares of any class or series will receive equal consideration per share in the merger. Nuvation Bio is a private company, and no public market exists for its equity securities.

(5)

Pursuant to Rule 457(f)(2) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $39,791,649, calculated as the product of (i) 294,094,678 shares of Nuvation Bio Class B common stock, the number of shares of Nuvation Bio Class B common stock expected to be issued prior to the merger (including pursuant to a planned recapitalization of Nuvation Bio prior to the consummation of the merger and shares issuable under options or other equity-based awards that are to be assumed by Panacea upon consummation of the merger) and (ii) the aggregate book value per share.

(6)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) .0001091.
(7)	Panacea Class A common stock issuable upon conversion of Panacea Class B common stock.
(8)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Panacea Class A common stock issuable upon conversion of shares of any Panacea Class B common stock (a convertible security) being registered under this proxy statement/prospectus because no additional consideration will be received in connection with the conversion of shares of Panacea Class B common stock.

(9)	Paid in connection with the initial filing of this registration statement.

Explanatory Note

Panacea Acquisition Corp. has prepared this Amendment No. 3 (this “Amendment No. 3”) to its registration statement on Form S-4, as amended, as most recently filed with the Securities and Exchange Commission on January 8, 2021 (the “Registration Statement”), solely for the purpose of filing or refiling certain exhibits and making corresponding updates to Item 21 of the Registration Statement. This Amendment No. 3 does not modify any provision of the preliminary proxy statement/prospectus that forms Part I of the Registration Statement and, accordingly, such preliminary proxy statement/prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation; provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation; provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Panacea’s amended and restated certificate of incorporation provides that the company’s officers and directors will be indemnified by Panacea to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, Panacea’s amended and restated certificate of incorporation provides that the company’s directors will not be personally liable for monetary damages to Panacea or to Panacea stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

Panacea has entered into agreements with officers and directors of the company to provide contractual indemnification in addition to the indemnification provided for in the amended and restated certificate of incorporation. Panacea’s bylaws also permit the company to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. Panacea will obtain a policy of directors’ and officers’ liability insurance that insures officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Panacea against obligations the company may have to indemnify any of its officers and directors.

A stockholder’s investment may be adversely affected to the extent Panacea pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Panacea believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Panacea has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In accordance with Section 102(b)(7) of the DGCL, Panacea’s charter provides that a director will not be personally liable to Panacea or Panacea’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Panacea or Panacea’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Panacea’s charter provides that Panacea will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Panacea has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Panacea to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Panacea, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Panacea also intends to enter into indemnification agreements with future directors and executive officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

1.1	Business Combination Marketing Agreement, dated June 30, 2020, between the Panacea and Cowen and Company, LLC.	8-K	001-39351	1.2	July 6, 2020

2.1+	Agreement and Plan of Merger, dated October 20, 2020 (included as Annex A to this proxy statement/prospectus).	S-4/A	333-250036	2.1	January 8, 2021

3.1	Amended and Restated Certificate of Incorporation of Panacea, filed with the Secretary of State of the State of Delaware on June 30, 2020.	8-K	001-39351	3.1	July 6, 2020

3.2	Bylaws of Panacea.	S-1	333-239138	3.3	June 12, 2020

3.3	Form of New Nuvation Bio Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus).	S-4/A	333-250036	3.3	January 8, 2021

3.4	Form of New Nuvation Bio Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus).	S-4/A	333-250036	3.4	January 8, 2021

4.1	Specimen Unit Certificate of Panacea.	S-1/A	333-239138	4.1	June 23, 2020

4.2	Specimen Class A Common Stock Certificate of Panacea.	S-1/A	333-239138	4.2	June 23, 2020

4.3	Specimen Warrant Certificate of Panacea (included in Exhibit 4.4).	S-1/A	333-239138	4.3	June 23, 2020

4.4	Specimen Class A Common Stock Certificate of New Nuvation Bio.	S-4/A	333-250036	4.4	January 8, 2021

4.5	Warrant Agreement, dated June 30, 2020, between Continental Stock Transfer & Trust Company and the Company.	S-1/A	333-239138	4.4	June 23, 2020

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.1	Letter Agreement, dated June 30, 2020, by and among Panacea, EcoR1 Panacea Holdings, LLC, Cowen Investments, and the Panacea’s officers and directors.	8-K	001-39351	10.1	July 6, 2020

10.2	Investment Management Trust Agreement, dated June 30, 2020, between Panacea and Continental Stock Transfer & Trust Company, as trustee.	8-K	001-39351	10.2	July 6, 2020

10.3	Registration Rights Agreement, dated June 30, 2020, by and among Panacea, EcoR1 Panacea Holdings, LLC, Cowen Investments and certain security holders party thereto.	8-K	001-39351	10.3	July 6, 2020

10.4	Administrative Services Agreement, dated June 30, 2020, between Panacea and EcoR1 Capital, LLC.	8-K	001-39351	10.4	July 6, 2020

10.5	Private Placement Units Purchase Agreement, dated June 30, 2020, by and between Panacea and EcoR1 Panacea Holdings, LLC.	8-K	001-39351	10.5	July 6, 2020

10.6	Private Placement Units Purchase Agreement, dated June 30, 2020, by and between Panacea and Cowen Investments.	8-K	001-39351	10.6	July 6, 2020

10.7	Forward Purchase Agreement, dated June 30, 2020, between Panacea, EcoR1 Panacea Holdings, LLC, EcoR1 Capital Fund, L.P., EcoR1 Capital Fund Qualified, L.P. and EcoR1 Venture Opportunity Fund, L.P.	8-K	001-39351	10.7	July 6, 2020

10.8	Form of Indemnity Agreement.

10.9	Promissory Note, dated May 15, 2020, issued to EcoR1 Panacea Holdings, LLC.	S-1	333-239138	10.1	June 12, 2020

10.10†	Collaboration Agreement by and among the Company, RePharmation Limited and Sparcbio LLC dated as of January 21, 2019.	S-4/A	333-250036	10.10	December 18, 2020

10.11#	Offer Letter for Chief Financial Officer, dated October 6, 2020, by and between the Company and Jennifer Fox.	S-4/A	333-250036	10.11	December 18, 2020

10.12#	Nuvation Bio Inc. Change In Control and Severance Plan	S-4/A	333-250036	10.12	January 8, 2021

10.13#	Nuvation Bio Inc. 2019 Equity Incentive Plan, as amended.	S-4	333-250036	10.13	November 12, 2020

10.14#	Forms of Option Grant Notice and Option Agreement under 2019 Equity Incentive Plan.	S-4	333-250036	10.14	November 12, 2020

Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.15#	Nuvation Bio Inc. 2021 Equity Incentive Plan (included as Annex D to this proxy statement/prospectus).	S-4/A	333-250036	10.15	January 8, 2021

10.16#	Nuvation Bio Inc. 2021 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus).	S-4/A	333-250036	10.16	January 8, 2021

10.17	Agreement of Lease by and between Zapco 1500 Investment, L.P., and the Company, dated June 30, 2019.	S-4/A	333-250036	10.17	December 18, 2020

10.18	Standard Industrial/Commercial Multi-Tenant Lease-Gross by and between 585 Howard Street Partners and the Company, dated June 7, 2019, as amended.	S-4	333-250036	10.19	November 12, 2020

10.19†	Asset Acquisition Agreement by and between RePharmation Inc., GIRAFPHARMA LLC and David Hung, dated January 21, 2019.	S-4/A	333-250036	10.19	December 18, 2020

10.20	Stock Restriction Agreement by and between the Company and David Hung, dated June 17, 2019.	S-4	333-250036	10.21	November 12, 2020

10.21	Form of Amended and Restated Registration Rights Agreement by and among Panacea and certain stockholders of Panacea and Nuvation Bio.

14.1	Code of Business Conduct and Ethics.	S-1/A	333-239138	14	June 23, 2020

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Panacea.	S-4/A	333-250036	23.1	January 8, 2021

23.2	Consent of KPMG LLP, independent registered public accountants of Nuvation Bio.	S-4/A	333-250036	23.2	January 8, 2021

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney.	S-4	333-250036	24.1	November 12, 2020

99.1	Form of Proxy Card to be used by Panacea Acquisition Corp.	S-4/A	333-250036	99.1	January 8, 2021

99.2	Consent of Robert B. Bazemore Jr. to be named as a director.	S-4/A	333-250036	99.2	December 18, 2020

99.3	Consent of Kim Blickenstaff to be named as a director.	S-4/A	333-250036	99.3	December 18, 2020

99.4	Consent of Michelle Doig to be named as a director.	S-4/A	333-250036	99.4	December 18, 2020

Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

99.5	Consent of Kathryn E. Falberg to be named as a director.	S-4/A	333-250036	99.5	December 18, 2020

99.6	Consent of David Hung, M.D. to be named as a director.	S-4/A	333-250036	99.6	December 18, 2020

99.7	Consent of W. Anthony Vernon to be named as a director.	S-4/A	333-250036	99.7	December 18, 2020

99.8	Consent of Daniel G. Welch to be named as a director.	S-4/A	333-250036	99.8	December 18, 2020

101.INS	XBRL Instance Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†	Certain portions of this exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.
*	To be filed by amendment.
#	Indicates management contract or compensatory plan or arrangement.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on January 19, 2021.

PANACEA ACQUISITION CORP.

By:	/S/ OLEG NODELMAN
Name:	Oleg Nodelman
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/S/ OLEG NODELMAN Oleg Nodelman	Chief Executive Officer and Chairman (Principal Executive Officer)	January 19, 2021

/S/ SCOTT PERLEN Scott Perlen	Chief Financial Officer (Principal Financial and Accounting Officer)	January 19, 2021

* Sarah Marriott	Director	January 19, 2021

* Daniel Bradbury	Director	January 19, 2021

* Graham Cooper	Director	January 19, 2021

* Faheem Hasnain	Director	January 19, 2021

* Shalini Sharp	Director	January 19, 2021

*By:	/S/ SCOTT PERLEN
Scott Perlen Attorney-in-Fact